Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
US Airways, Inc.:

We consent to the incorporation by reference in the registration statement no. 333-47348 on Form S-3 of US Airways, Inc. of our report dated February 26, 2002, relating to the consolidated balance sheets of US Airways, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001 which appear in the December 31, 2001 Annual Report on Form 10-K of the Company.

Our report refers to a change, effective January 1, 2001, in the Company's method of accounting for derivative instruments and hedging activities and effective January 1, 2000, in the Company's method of accounting for the sale of mileage credits in its frequent traveler program.

                                                                                                                               KPMG LLP

McLean, VA
March 26, 2002